Filed pursuant to Rule 433

Registration No. 333-135007

October 11, 2007

HSBC Holdings plc

Final Term Sheet

Lead Manager:	HSBC Securities (USA) Inc. (83.0%)
Co-Managers:

ABN AMRO Incorporated (1.0%)

Banc of America Securities LLC (1.0%)

BNP Paribas Securities Corp. (1.0%)

CIBC World Markets Corp. (1.0%)

Citigroup Global Markets Inc. (1.0%)

Commerzbank Capital Markets (1.0%)

Credit Suisse Securities (USA) LLC (1.0%)

Deutsche Bank Securities Inc. (1.0%)

JP Morgan Securities Inc. (1.0%)

Merrill Lynch, Pierce, Fenner, & Smith Inc. (1.0%)

Morgan Stanley & Co. (1.0%)

National Australia Capital Markets, LLC (1.0%)

RBC Capital Markets Corporation (1.0%)

Scotia Capital (USA) Inc. (1.0%)

SG Americas Securities, LLC (1.0%)

UBS Securities LLC (1.0%)

Junior Co-Managers:	Comerica Securities, Inc. (0.5%) Fifth Third Securities, Inc. (0.5%)
Structure:	Reopening of the 6.5% Subordinated Notes due 2037
Ratings:	Aa3/A+/AA-(Pos Outlook/Pos Outlook/Stable)
Pricing Date:	October 11, 2007
Interest Accrual Date:	September 12, 2007
Settlement Date:	October 18, 2007
Maturity Date:	September 15, 2037
Form of Note:	Subordinated Notes (Lower Tier II)
Form of Offering:	SEC Registered Global
CUSIP:	404280AH2
ISIN:	US404280AH22
Common Code:	032063519

Transaction Details

Principal Amount:	$1,750,000,000
Benchmark Treasury:	UST 4.75% 02/37
Treasury Yield:	4.913%
Treasury Price:	97-15
Re-offer Spread:	UST + 160 basis points
Coupon:	6.500%
Re-offer Yield:	6.513%
Amount of Accrued Interest:	$11,375,000
Price to Investor:	99.821%, plus accrued interest from September 12, 2007 to, but not including, October 18, 2007, the date HSBC Holdings expects to deliver the notes offered by this Final Term Sheet
Gross Fees:	0.875%
Net Price to Issuer:	98.946%

Total Proceeds to Issuer:	$1,731,555,000, plus accrued interest from September 12, 2007 to, but not including, October 18, 2007
Coupon Payment Dates:	Semi-annual on each March 15, and September 15, commencing on March 15, 2008
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE
Further Issuance:

The notes will be a further issuance of, and will be consolidated to form a single series with, the US$750,000,000 aggregate principal amount of HSBC Holdings plc’s outstanding 6.5% Subordinated Notes due September 15, 2037. The aggregate principal amount of outstanding notes under this series will be US$2,500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.